Exhibit 10.15

EXECUTIVE SEVERANCE AGREEMENT

By this Executive Severance Agreement (hereinafter “Agreement”), APi Group, Inc. (the “Company”) and Julius Chepey, inclusive of his heirs, executors, administrators, successors, and assigns (collectively referred to herein as the “Executive”) (collectively, the “Parties”), agree as follows:

1. Separation Date. The Executive’s employment with the Company will end effective February 15, 2021 (the “Separation Date”).

2. Consideration Provided by the Company. In consideration of Executive’s execution of this Agreement, the Company will provide Executive with the following consideration:

a. Severance Payment. The Company agrees to issue the Executive a severance payment (the “Severance Payment”) in the amount of $300,000.00, less applicable withholdings and deductions. The Severance Payment will be paid over 24 installments issued on the Company’s regular, twice-monthly payroll dates over a 12-month period (“Payout Period”). The first Installment will be issued on the Company’s first regular payroll date following the expiration of the 15-day revocation period provided at Section 9, provided Executive does not exercise the right to revoke thereunder. For purposes of Section 409A of the Internal Revenue Code, each Installment issued under this Agreement shall be treated as a separate payment.

b. COBRA Premiums. During the Payout Period, the Company agrees to also pay the entirety of the premiums necessary to continue Executive’s coverage under the Company’s health plans in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA Premiums”), in accordance with the elections made by Executive for 2021, or the closest equivalent; provided, however, that the Parties agree that the Company may cease payment of the COBRA Premiums during the Payout Period at such time that the Executive becomes eligible for coverage under the health plan of a new employer. The Executive agrees that, within five business days of accepting a new position offering health care coverage, he will notify the Company (by email to Andrea.Fike@apigroupinc.us) of the date he will be eligible for coverage under the new employer’s health plans. The Company will pay any COBRA Premiums required hereunder directly to the carrier on Executive’s behalf.

3. Consideration Provided by the Executive. In consideration of the Company’s execution of this Agreement, the Executive will provide the Company with the following general release of claims:

a. General Release. The Executive hereby knowingly, voluntarily, irrevocably and unconditionally releases, forever discharges, and covenants not to sue the Company, its affiliated corporations and entities, or its/their respective former and current owners, stockholders, members, managers, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, parent companies, divisions, subsidiaries, plans, benefits administrators, investors, funds, and affiliates (collectively, with the Company, the “Releasees”) from any and all claims, causes of action, liabilities, and judgments of every type and description whatsoever, known or unknown, whether brought in his individual capacity or as part of a class or collective action, from the beginning of time through the date on which the Executive signs this Agreement (collectively the “Released Claims”), including, but not limited to, any obligation or claim arising under public policy, statute, contract (express or implied, written or oral), tort, or common law, including but not limited to, wrongful discharge, defamation, emotional distress, misrepresentation, and/or obligations arising out of the Company’s employment policies or practices, employee handbooks, and/or statements by any employee or agent of the Company (whether oral or written), and/or claims arising under federal, state, or local laws, regulations, ordinances, including but not limited to:

•	The Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000, et seq.;

•	Age Discrimination in Employment Act of 1967 (“ADEA”), 29 U.S.C. § 626, as amended;

•	The Older Workers Benefit Protection Act of 1990 (“OWBPA”), 29 U.S.C. § 626(f);

•	Title VII of the Civil Rights Act of 1964 (“Title VII”), 42 U.S.C. § 2000e, et seq.;

•	Sections 1981 through 1988 of Title 42 of the United States Code;

•	The Americans with Disabilities Act (“ADA”), 29 U.S.C. § 2101, et seq.;

•	The Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, 29 U.S.C. § 1001, et seq.;

•	Equal Pay Act (“EPA”), 29 U.S.C. § 206(d);

•	The Family and Medical Leave Act, 29 U.S.C. § 2601, et seq.;

•	National Labor Relations Act, 29 U.S.C. § 141, et seq.;

•	The Immigration Reform and Control Act (“IRCA”);

•	The Worker Adjustment and Retraining Notification Act (“WARN”);

•	The False Claims Act, 31 U.S.C. § 3729, et seq.;

•	Anti-Kickback Statute, 42 U.S.C. § 1320a, et seq.;

•	The Fair Credit Reporting Act (“FCRA”);

•	The Minnesota Drug and Alcohol Testing in the Workplace Act (“DATWA”);

•	Laws enacted under the Minnesota Women’s Economic Security Act of 2014;

•	Minnesota wage-hour and wage-payment laws;

•	The Minnesota Human Rights Act, Minn. Stat. § 363A.01, et seq.;

•	Minnesota Statutes §§ 176, 177, and 181, et seq.; and

•

The United States and Minnesota Constitutions, or any and all other Minnesota and other state human rights or fair employment practices statutes, administrative regulations, or local ordinances, and any other Minnesota or other federal, state, local, administrative or foreign statute, law, rule, regulation, ordinance, code or order, all as amended.

b. Claims Not Released. The Executive is not waiving (i) any rights or claims arising out of events that occur after he signs this Agreement, or (ii) any rights he may have to: (A) his own vested accrued employee benefits under the Company’s health, welfare, or retirement benefit plans as of the end of the Executive’s employment; (B) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (C) pursue claims which by law cannot be waived by signing this Agreement; (D) enforce this Agreement; and/or (E) challenge the validity of this Agreement.

c. Governmental Agencies. Nothing in this Agreement prohibits or prevents the Executive from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board or a similar agency enforcing federal, state or local anti-discrimination laws. However, to the maximum extent permitted by law, the Executive agrees that if such an administrative claim is made to such an anti-discrimination agency, he shall not be entitled to recover any individual monetary relief or other individual remedies. In addition, nothing in this Agreement, including but not limited to the release of claims and non-disparagement clauses, prohibits the Executive from (i) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General; (ii) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (iii) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange Commission and/or the Occupational Safety and Health Administration. Moreover, nothing in this Agreement prohibits or prevents the Executive from receiving individual monetary awards or other individual relief by virtue of participating in such federal whistleblower programs.

d. Collective/Class Action Waiver. If any claim is not subject to release, to the extent permitted by law, the Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other Releasee in this Agreement is identified as a party.

4. No Consideration Absent Execution of this Agreement. The Executive and the Company each understand and agree that they would not receive the consideration provided by the other under this Agreement except for their mutual execution of this Agreement and fulfillment of the promises contained herein.

5. Affirmations.

a. The Company affirms that the Executive is entitled, without regard to this Agreement, to payments from the Company for (i) his accrued and unused Paid Time Off (PTO); and (ii) his 2020 incentive award, less applicable withholdings and deductions. The Executive affirms that he is not otherwise owed or entitled to any compensation, benefits, or consideration of any kind or nature whatsoever from the Company or any of the other Releasees, as defined below, except as expressly provided in this Agreement.

b. The Company affirms that the Executive enters into this Agreement inclusive of his heirs, executors, administrators, successors, and assigns; accordingly, in the event that Executive dies before the Severance Payment is paid in full, his spouse shall receive the remaining Installments until a total of 24 Installments have been issued hereunder.

c. The Executive affirms that he has not assigned, transferred or sold any of the Released Claims. The Executive shall indemnify and hold harmless the Releasees from and against any liability or loss, and for any cost, expense (including attorneys’ fees), judgment, or settlement, based on or arising out of any breach of this Agreement by the Executive, to the extent permitted by law.

d. The Executive affirms that he has been granted all leave (paid or unpaid) to which he was entitled under the state and/or federal FMLA and that he has not been discriminated or retaliated against due to his exercise of rights, if any, under the state and/or federal leave-entitlement statutes.

e. The Executive affirms that he has no known workplace injuries or occupational diseases.

f. Executive affirms that he has returned all Company property in his possession, custody, or control whether in electronic or physical form. The Parties affirm that by mutual agreement, the Executive has assumed ownership of the following devices issued to him during his employment: laptop computer (with associated equipment, e.g., monitor, keyboard, and mouse) and iPad; and that the Executive cooperated to ensure these devices were wiped of all data relating to the Company by his Separation Date. The Executive also affirms that he is in possession of all of his personal property that he had at the Company’s premises and that the Company is not in possession of any of his personal property

g.The Executive affirms his belief that all of the Company’s decisions regarding his pay and benefits through the date of execution of this Agreement were not discriminatory based on age, disability, race, sex, religion, national origin or any other classification protected by law.

6. Cooperation. Upon reasonable notice and request by the Company, the Executive agrees to make himself available: (a) to consult with the Company regarding business matters in which he was involved while employed by the Company; and (b) in connection with any litigation or investigation involving the Company as to which he has or may have relevant knowledge in connection with his prior employment with the Company, to be interviewed, review documents or things, give testimony, or engage in reasonable activities and otherwise cooperate with the Company (collectively , “Cooperation Activities”).

7. Non-Disparagement. The Executive agrees not to disparage the Company, the Releasees, their employees, products or services. The Company agrees not to disparage the Executive; provided, however, that the Company shall not be held in breach of this non-disparagement provision based on the statement(s) of any employee or other Releasee who lacks actual knowledge of this non-disparagement provision.

8. Restrictive Covenants

a. Confidential Information. The Executive agrees that, in the course of his employment, he had access to and acquired confidential and proprietary information belonging to the Company. The Executive agrees that such information (the “Confidential Information”) was disclosed to him in confidence, that the misappropriation or other unauthorized disclosure of the Confidential Information would cause irreparable harm to the Company, and that he will not make use of the Confidential Information on his own behalf or on behalf of any third party, unless required to do so under compulsion or law or legal progress.

b. Non-Solicitation. Executive agrees that during the two-year period following his Separation Date from the Company, he will not, and will not attempt, directly or indirectly, to solicit or to persuade (i) any employee of the Company, inclusive of its affiliates, to end his or her employment relationship with the Company or to engage as an employee or vendor, supplier, service provider, or independent contractor (collectively, “contractor”) with any person or entity other than the Company; or (ii) any contractor of the Company to end its business relationship with the Company and enter into a business relationship with any person or entity other than the Company.

9. Time Period for Consideration, Execution, Rescission and Revocation.

a. The offer of this Agreement is conditioned upon the Executive’s employment through the anticipated Separation Date. In the event that the Executive’s employment with the Company ends for any reason prior to the anticipated Separation Date, such termination of employment shall operate to revoke the offer of this Agreement, and no further action shall be required on the part of the Company to effect such revocation.

b. This Agreement is offered to the Executive for execution no sooner than February 16, 2021 and no later than March 12, 2021 (the “Execution Period”). In the event that the Executive signs this Agreement on a date outside the Execution Period (meaning, on a date prior to February 16, 2021 or after March 12, 2021), such signature shall be of no legal effect and will not operate to create a binding Agreement with the Company.

c. The Executive is advised that he is legally entitled to up to 21 calendar days to consider this Agreement (“Consideration Period”). The Executive acknowledges that, because the Execution Period expires on March 12, 2012, he has had a period in excess of 21 days to consider it. The Executive agrees that any modifications, material or otherwise, made to this agreement, do not restart or affect the Consideration Period in any manner.

d. The Executive is advised to consult with an attorney prior to signing this Agreement.

e. In the event that the Executive executes this Agreement within the Execution Period, he may revoke or rescind this Agreement within 15 calendar days following the day he signs it. In order to effectively revoke or rescind this Agreement, the revocation or rescission must be in writing and must be delivered by hand or sent by certified mail, return receipt requested, postmarked within the 15-day period, and properly addressed to:

Andrea Fike

VP & General Counsel – APi Group

1100 Old Highway 8 NW

New Brighton, MN 55112

Andrea.Fike@apigroupinc.us

10. Integration. The Executive acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Agreement, except for those set forth in this Agreement. This Agreement sets forth the entire agreement between the parties and fully supersedes any and all prior agreements or understandings between the parties; provided, however, that the agreement(s) between the Company and the Executive governing the award of Restricted Stock Units (“RSUs”), as governed by the 2019 Incentive Equity Plan, shall remain in full force and effect.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without regard to its conflict of law principles, and disputes arising hereunder shall be subject to the exclusive jurisdiction of the U.S. District Court for the District of Minnesota, or if such court lacks jurisdiction, Ramsey County District Court.

12. No Admission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

13. Severability. In the event that any provision of this Agreement is held to be unenforceable by a court of competent jurisdiction and cannot be modified to be enforceable, each and all of the other provisions of this Agreement shall remain in full force and effect.

14. Remedies.

a. If either Party breaches any term of this Agreement, the other Party shall be entitled to its available legal and equitable remedies; provided, however, that a Party alleging a breach of the Agreement must first provide the other Party with notice of the alleged breach and a period of 15 calendar days to cure; provided further, however, that because any breach of the non-disparagement clause at Section 7 and/or the restrictive covenants at Section 8 would be non-curable, this notice-and-opportunity requirement shall not apply to alleged breaches of Sections 7 and 8.

b. Because damages alone would not be an adequate remedy for any breach of the restrictive covenants at Section 8, the Company shall have the right, without posting a bond, to enforce said provisions by seeking injunctive relief, specific performance, or other equitable and extraordinary relief.

c. If either Party seeks and/or obtains relief from an alleged breach of this Agreement, all of the provisions of this Agreement shall remain in full force and effect.

15. Amendment. This Agreement may not be modified except in writing and signed by both parties wherein specific reference is made to this Agreement.

16. Counterparts and Signatures. This Agreement may be signed in counterparts, each of which shall be deemed an original, but all of which, taken together shall constitute the same instrument. A signature made on a faxed or electronically mailed copy of the Agreement, or a signature transmitted by facsimile or electronic mail, will have the same effect as the original signature.

THE EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS THE EXECUTIVE HAS OR MIGHT HAVE AGAINST RELEASEES. THIS AGREEMENT SHALL BECOME EFFECTIVE FOLLOWING THE REVOCATION PERIOD SET FORTH HEREIN.

JULIUS CHEPEY

Signature:	/s/ Julius Chepey

Date:	February 16, 2021
(The Execution Period expires on March 12, 2021.)

Countersigned:

APi Group, Inc.

By:	/s/ Russell Becker
Its:	President and Chief Executive Officer

Date: February 16, 2021